Exhibit J(2)




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Board of Trustees of the
LEADER Mutual Funds:



We consent to the references to our firm under the headings "Financial Highlights" in the Prospectuses.



/s/ KPMG LLP



Columbus, Ohio
December 1, 2004